Exhibit 10.41
Amendment Number 1
To the
Settlement, Release and License Agreement Between
Transmeta Corporation and Intel Corporation
     This Amendment Number 1 to the Settlement, Release and License Agreement (the “Amendment”) is entered into as of September 22, 2008 (the “Amendment No. 1 Effective Date) by and between Transmeta Corporation, a Delaware corporation having an office at 2540 Mission College Blvd., Santa Clara, CA 95054 (“Transmeta”), and Intel Corporation, a Delaware corporation having an office at 2200 Mission College Blvd., Santa Clara, CA 95054 (“Intel”) (each of Transmeta and Intel being a “Party” and together the “Parties”).
     WHEREAS, Transmeta and Intel have previously entered into a Settlement, Release and License Agreement between Intel and Transmeta dated as of December 31, 2007 (the “Settlement Agreement”);
     WHEREAS, Transmeta now wishes to grant to Intel, and Intel wishes to obtain from Transmeta, licenses for Intel to use and exploit that certain Transmeta technology described in and pursuant to that certain license agreement to be entered into between the Parties (the “Technology License Agreement”);
     WHEREAS, as partial consideration for the Technology License Agreement, Intel agrees to accelerate Intel’s remaining payment obligations to Transmeta under the Settlement Agreement on the terms and conditions set forth in this Amendment; and
     WHEREAS, concurrently with the Parties’ execution of the Technology License Agreement, the Parties wish to amend the Settlement Agreement to reflect the acceleration of Intel’s remaining payment obligations thereof;
     NOW THEREFORE, IN CONSIDERATION OF THE MUTUAL COVENANTS AND PROMISES CONTAINED HEREIN, AND FOR OTHER GOOD AND VALUABLE CONSIDERATION, THE PARTIES AGREE AS FOLLOWS:
I. Definitions.
     The Settlement Agreement, as amended by this Amendment, shall be referred to as the “Amended Settlement Agreement”. Capitalized terms used in this Amendment shall have the meaning set forth in the Settlement Agreement, unless otherwise expressly defined in this Amendment.
II. Acknowledgement of Initial Payment.
A. Transmeta acknowledges that Intel has paid the Initial Payment in a timely manner in accordance with Section 4.1(i) of the Settlement Agreement.

III. Amendments to the Settlement Agreement.
A.	Revise and replace Section 4.1 (ii) of the Settlement Agreement with the following:

“(ii) a one-time non-refundable final cash payment of Eighty-Six Million Five-Hundred Thousand U.S. Dollars (US $86,500,000.00) to Transmeta (“Final Payment”) within five (5) business days of the Amendment No. 1 Effective Date. Payment by Intel of the Final Payment will constitute full satisfaction of all of Intel’s payment obligations under this Amended Settlement Agreement.”
B. Delete the next sentence in Section 4.1 of the Settlement Agreement and replace it with the following:
“For purposes of clarification, the total amount paid by Intel to Transmeta under this Section 4.1 shall not exceed Two-Hundred Thirty-Six Million Five-Hundred Thousand U.S. Dollars (US $236,500,000.00).”
C. Delete the second sentence in Section 7.2(a) of the Settlement Agreement and replace it with the following:
“Neither this Agreement nor any right or obligation hereunder shall be assignable or assumable, whether in connection with a Change of Control, bankruptcy or otherwise, either voluntarily, by operation of law or otherwise, without the prior written consent of the other Party, which consent may be withheld at the sole discretion of such other Party.”
D.	All other terms of the Settlement Agreement shall remain unchanged and in full force and effect.
          IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed on the date indicated below.

INTEL CORPORATION		TRANSMETA CORPORATION

By:	/s/ SUZAN A. MILLER	By:	/s/ LESTER M. CRUDELE

Suzan A. Miller		Lester M. Crudele
Printed Name		Printed Name

VP & Deputy General Counsel		President & CEO
Title		Title

September 23, 2008		September 22, 2008
Date		Date